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                                                                    Exhibit 99.1


                        [LETTERHEAD OF NATIONAL STEEL]





NEWS RELEASE
------------

Media Contact:       Clarence J. Ehlers
                     (219) 273-7327

Analyst and          Joseph A. Rainis
Investor Contact:    (219) 273-7158


                 NATIONAL STEEL SELLS INTEREST IN PRESQUE ISLE


Mishawaka, IN, July 5, 2000 - National Steel Corporation (NYSE: NS) today announced that it has sold its 30.0% ownership in the Presque Isle Corporation to the Lafarge Corporation, North America's largest diversified supplier of construction materials. National Steel expects to use the proceeds from the sale for general corporate purposes.

Presque Isle Corporation operates a limestone quarry on the shoreline of Lake Huron. The company was formed in 1953 as a joint venture between LTV Steel Company, Inc., Bethlehem Steel Corporation and National Steel Corporation. Both LTV and Bethlehem have also agreed to sell their interest in Presque Isle Corporation to Lafarge.

"The sale of Presque Isle continues our strategy of focusing on our core steel operations," said John A. Maczuzak, president and chief operating officer of National Steel Corporation. The Company expects to book a gain of approximately $15 million during the second quarter of 2000.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.